UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2017

COHERUS BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36721	27-3615821
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

333 Twin Dolphin Drive, Suite 600

Redwood City, CA 94065

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 649-3530

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

Stock Purchase Agreement

On August 21, 2017, Coherus BioSciences, Inc. (the “Company”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) with V-Sciences Investments Pte Ltd, a private limited Singapore company (“Temasek”). Pursuant to the Purchase Agreement, the Company agrees to sell to Temasek shares of the Company’s common stock, par value $0.0001 per share (the “Shares”) for aggregate gross proceeds to the Company of up to approximately $150 million (the “Private Placement”).

The initial closing of the Private Placement is expected to occur on August 24, 2017, at which time the Company will issue and sell an aggregate of 6,556,116 shares to Temasek for aggregate gross proceeds of approximately $75 million at a price per share equal to $11.44, which is 97% of the average of (x) the volume weighted average price (“VWAP”) for the Common Stock based on the ten consecutive trading days ending on (and including) August 18, 2017 (the “10-Day VWAP”) and (y) the consolidated closing bid price for the Common Stock as of 4:00 p.m., New York City time on August 18, 2017, as reported by the Company’s representative at Nasdaq’s Market Intelligence Desk (the “August 18 Price”).

Pursuant to the terms of the Purchase Agreement, if the Company receives marketing approval from the United States Food and Drug Administration for the Company’s pegfilgrastim CHS-1701 biosimilar product candidate, Temasek will use commercially reasonable efforts to commence financial due diligence and evaluation on the Company to support the purchase of additional Shares that would result in aggregate gross proceeds to the Company of up to approximately $75 million, subject to agreement as to market pricing and certain closing conditions at that time, including each party’s final approval.

Registration Rights Agreement

In connection with the Purchase Agreement, the Company also entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with Temasek. Pursuant to the Registration Rights Agreement, the Company agreed to prepare and file a registration statement with the Securities and Exchange Commission (the “SEC”) no later than the 40th day following each of the (i) initial closing and (ii) second closing for purposes of registering the resale of the Shares and any shares of common stock issued as a dividend or other distribution with respect to the Shares. The Company agreed to use its commercially reasonable efforts to cause such shelf registration statement to be declared effective by the SEC as soon as practicable, and in any event, within 100 days after its filing. The Company has also agreed, among other things, to provide Temasek with piggyback registration rights (subject to certain conditions), indemnify the selling holders under the registration statement from certain liabilities and to pay all fees and expenses (excluding underwriting discounts and selling commissions) incident to the Company’s obligations under the Registration Rights Agreement.

The Private Placement is exempt from registration pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D under the Securities Act.

The securities sold and issued in connection with the Purchase Agreement are not registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from the registration requirements.

The foregoing description of the transaction is only a summary and is qualified in its entirety by reference to the transaction documents entered into in connection with the Private Placement, copies of which are filed herewith as Exhibits 10.1 and 4.1. A copy of the press release announcing the Private Placement is attached hereto as Exhibit 99.1 and is hereby incorporated by reference.

Item 3.02	Unregistered Sales of Equity Securities

The information called for by this item is contained in Item 1.01, which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

4.1	Registration Rights Agreement, dated as of August 21, 2017, by and between the Company and V-Sciences Investments Pte Ltd

10.1	Stock Purchase Agreement, dated as of August 21, 2017, by and between the Company and V-Sciences Investments Pte Ltd

99.1	Press Release, dated August 21, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 22, 2017	COHERUS BIOSCIENCES, INC.

	By:	/s/ Jean-Frédéric Viret
	Name:	Jean-Frédéric Viret
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Registration Rights Agreement, dated as of August 21, 2017, by and between the Company and V-Sciences Investments Pte Ltd

10.1	Stock Purchase Agreement, dated as of August 21, 2017, by and between the Company and V-Sciences Investments Pte Ltd

99.1	Press Release, dated August 21, 2017